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                            STILLWATER MINING COMPANY
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                              Consulting Agreement
                               for Stephen Kearney

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                            STILLWATER MINING COMPANY

                              Consulting Agreement
                               for Stephen Kearney

                                                                                            Page
                                                                                            -----
 1.      Definitions...................................................................         1

 2.      Consulting Services...........................................................         2

 3.      Compensation for Consulting Services..........................................     2 - 3

 4.      Payments Due Upon Termination of Consulting Agreement.........................         3

 5.      Covenant Not to Compete; Nonsolicitation; Disclosure..........................     3 - 4

 6.      Confidentiality; Non-Disparagement............................................     4 - 5

 7.      Release.......................................................................         5

 8.      Remedies......................................................................         5

 9.      Assistance in Litigation......................................................         5

10.      Successors....................................................................     5 - 6

11.      Notices.......................................................................         6

12.      Interpretation................................................................         6

13.      Arbitration...................................................................         6

14.      Other Benefits................................................................         6

15.      No Duty to Mitigate...........................................................         6

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                            STILLWATER MINING COMPANY

                              Consulting Agreement
                               for Stephen Kearney

                  THIS CONSULTING AGREEMENT by and between STILLWATER MINING COMPANY, a Delaware corporation (the "Company"), and Stephen Kearney ("Kearney") shall become effective as of December 31, 2001 (the "Effective Date").

                               W I T N E S S E T H

                  WHEREAS, the Company wishes to retain Kearney's services as a Management Specialist-Consultant and Kearney desires to accept the benefits and obligations of this Consulting Agreement during the period, which consulting services are to be provided hereunder, subject to the terms and conditions herein set forth.

                  NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein, and other good and valuable consideration the receipt and adequacy of which the Company and Kearney hereby acknowledge, the Company and Kearney hereby agree as follows:

         1.       DEFINITIONS.

                  (a) "Cause" shall mean (i) misfeasance or nonfeasance of duty by Kearney that was intended to or does injure the reputation of Company or its business or relationships; (ii) conviction of, or a plea of guilty or nolo contendere by Kearney to, any felony or crime; (iii) Kearney's failure to substantially perform his duties under this Consulting Agreement (except by reason of his Disability) after written notice from the Board and 15 days to cure such failure; (iv) dishonesty by Kearney in the performance of his duties under this Consulting Agreement; (v) willful and material breach of the restrictive covenants contained in this Consulting Agreement; or (vi) any violation by Kearney of his fiduciary obligations as a member of the Company's Board of Directors (the "Board").

                  (b) "Disability" means that Kearney has, in the Company's reasonable judgment, become physically or mentally incapacitated, and as a result, is or will be unable to perform his duties for a period of ninety (90) days or more.

                  (c) "Voluntary Termination" means a termination by Kearney of his consulting arrangement with the Company at his own initiative other than due to his death or disability.

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         2.       CONSULTING SERVICES.

                  The provisions of this Section 2 will apply during the Consulting Term:

                  (a) Consulting Term. For purposes of this Consulting Agreement, the Consulting Term shall be the period from the Effective Date until the earliest of (i) the first anniversary of such Effective Date (unless extended by mutual agreement of the parties), (ii) any termination of the consulting arrangements by Kearney, or (iii) any termination of Kearney's provision of consulting services by the Company.

                  (b) Provision of Consulting Services by Kearney. During the Consulting Term, Kearney shall consult with the Company for approximately 50% of the hours worked by the Chief Executive Officer during the same time period, or 20 hours per week, whichever is greater. The Board, a Board committee, or the Chief Executive Officer, shall specify matters as to which Kearney shall consult. Such services shall be performed at the location (or locations) deemed appropriate by the Company or any of the above individuals.

                  (c) Company Support. The Company will provide office space reasonably acceptable to Kearney for use in the performance of his consulting services, together with secretarial assistance and other facilities and amenities customary for the support of a provider of executive level services to the Company.

                  (d) Non-Exclusive Commitment. Except to the extent Kearney is limited under Sections 5 and 6, this Consulting Agreement and Kearney's commitment under this Section 2 shall not restrict or limit Kearney during or after the Consulting Term (i) in making personal investments which are not in conflict with his duties to the Company and managing personal and family financial and legal affairs, (ii) in undertaking public speaking engagements, and (iii) in serving as a director of (or similar position with) any other business or any educational, charitable, community, civic, religious, or similar type of organization, so long as such activities do not preclude or render unlawful Kearney's consulting service to the Company or otherwise materially inhibit the performance of Kearney's duties under this Consulting Agreement or materially impair the business of the Company or its subsidiaries.

         3.       COMPENSATION FOR CONSULTING SERVICES.

                  As compensation for the services to be rendered hereunder by Kearney during the Consulting Term, the Company agrees to pay to Kearney the compensation set forth in this Section 3:

                  (a) Consulting Fee. During the Consulting Term, the Company will pay to Kearney during the Consulting Term a monthly cash-consulting fee equal to $12,500 ("Monthly Consulting Fee").

                  (b) Non-Employee Director's Compensation. Kearney shall be entitled to be paid any fees otherwise payable to a non-employee Director while serving in such capacity during the Consulting Term, and shall not be excluded from payment of such fees on account of the payment of consulting fees or other compensation relating to consulting services provided to the Company under this Consulting Agreement.

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                  (c)      Additional Bonus. Upon each anniversary of the
Effective Date during the Consulting Term, Kearney shall be entitled to be considered for an additional award as determined by the Board in its sole and absolute discretion. This award shall be targeted at 40% of the total consulting fees paid to Kearney over the prior 12 months (excluding any amounts paid to Kearney for his Board service) with a potential maximum payout of 80% of such consulting fees. The actual timing and form of such payment, if the Board is determines any payment is due, shall be at the Board's sole and absolute discretion.

                  (d) Option Grant. Kearney shall be granted options within 30 days of the Effective Date of this Consulting Agreement to purchase 40,000 shares of the Company's common stock, such options to have a strike price equal to the fair market value of the Company's common stock on the grant date. The options shall vest on the first anniversary of the grant date. This option grant shall be in addition to any stock option grants made to Kearney from his service as a non-employee Director of the Company.

                  (e) Reimbursement of Expenses. The Company will promptly reimburse Kearney for all reasonable business expenses and disbursements incurred by Kearney in the performance of Kearney's duties during the Consulting Term, in a manner consistent with the Company's reimbursement policies for senior executives as in effect from time to time.

         4.       PAYMENTS DUE UPON TERMINATION OF CONSULTING AGREEMENT.

                  (a) Voluntary Termination or Termination for Cause. In the event of any Voluntary Termination of Kearney's consulting arrangement by Kearney or termination of such arrangement for Cause by the Company, (i) Kearney shall be entitled to receive any earned but unpaid consulting fees, (ii) Kearney's unvested stock options shall be immediately cancelled, and (iii) all remaining vested options held by Kearney shall be exercisable for a period of one year from the date of termination.

                  (b) Involuntary Termination or Termination Without Cause. In the event of any termination of the consulting arrangement other than (i) a termination by the Company for Cause or (ii) a termination by Kearney other than a Voluntary Termination; then (x) Kearney shall be entitled to receive the remaining Monthly Consulting Fees on the same payment schedule that would have occurred had such termination not taken place, and (y) all unvested options granted by the Company hereunder and held by Kearney at the termination date shall become fully vested and exercisable, and shall remain exercisable for the remainder of the stated term of such options.

         5.       COVENANT NOT TO COMPETE; NONSOLICITATION; DISCLOSURE.

                  (a) Non-Competition. Kearney agrees that from and after the date hereof during the Consulting Term and for a period of one (1) year thereafter, he will not, without the Company's written permission which may be given or withheld in the Company's sole and absolute discretion, directly or indirectly own, manage, operate, control, lend money to, endorse the obligations of, or participate or be connected as an officer, director, five (5%) percent or more stockholder of a publicly-held company, stockholder of a closely-held company, employee, partner, or otherwise, with any enterprise or individual engaged in a business which is competitive with the Platinum Group Metals business conducted by the Company. It is

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understood and acknowledged by both parties that, inasmuch as the Company transacts business worldwide, this covenant not to compete shall be enforced throughout the United States and in any other country in which the Company is doing business as of the date of termination of Kearney's provision of consulting services.

                  (b) Non-Solicitation. During the Consulting Term and for a period of one year thereafter, Kearney shall not personally (and shall not personally cause others to) (i) take any action to solicit or divert any material business or customers away from the Company, (ii) induce customers, potential customers, suppliers, agents or other persons under contract or otherwise associated or doing business with the Company to terminate, reduce or alter any such association or business, or (iii) induce any person employed by the Company to (A) terminate such employment arrangement, (B) accept employment with another person, or (C) interfere with the customers or suppliers or otherwise with the Company in any manner.

                  (c) Disclosure of Outside Activities. During the term of his provision of consulting services to the Company and for a period of one year thereafter, Kearney, shall at all times keep the Company informed of any outside business activity and employment, and shall not engage in any outside business activity or employment which may be in conflict with the Company's interests.

         6.       CONFIDENTIALITY; NONDISPARAGEMENT.

                  (a) Non-Disclosure of Confidential Information. Kearney has acquired and will acquire certain "Confidential Information" of the Company. "Confidential Information" shall mean any information that is not generally known, including trade secrets, outside the Company and that is proprietary to the Company, relating to any phase of the Company's existing or reasonably foreseeable business, which is disclosed to Kearney by the Company including information, conceived, discovered or developed by Kearney. Confidential Information includes, but shall not be limited to, business plans, financial statements and projections, operating forms (including contracts) and procedures, payroll and personnel records, marketing materials and plans, proposals, software codes and computer programs, project lists, project files, price information and cost information and any other document or information that is designated by the Company as "Confidential." The term "trade secret" shall be defined as follows:

                  A trade secret may consist of any formula, pattern, device or compilation of information which is used in one's business, and which provides to the holder an opportunity to obtain an advantage over competitors who do not know or use it.

Accordingly, Kearney agrees that he shall never use for his own benefit such Confidential Information or trade secrets acquired during the term of this Consulting Agreement for his own benefit. Further, during the Consulting Term and for three years thereafter, Kearney shall not, without the Board's written consent or a person duly authorized thereby, which consent may be given or withheld in the Company's sole and absolute discretion, disclose to any person, other than an employee of the Company or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by Kearney of his duties, any Confidential Information or trade secrets obtained by him while providing services to the Company.

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                  (b)      Non-Disparagement. Kearney agrees that, during the
Consulting Term and at all times thereafter, he will not make any disparaging statements about the Company or its directors, officers or employees; provided that this prohibition shall not apply to truthful testimony as a witness, compliance with other legal obligations, or truthful assertion of or defense against any claim or breach of this Consulting Agreement, or to Kearney's truthful statements or disclosures to the Company's officers or directors, and shall not require Kearney to make false statements or disclosures. The Company agrees that, during the Consulting Term and at all times thereafter, neither the directors nor the officers of the Company nor any spokesperson for the Company shall make any disparaging statements about Kearney; provided that this prohibition shall not apply to truthful testimony as a witness, compliance with other legal obligations, truthful assertion of or defense against any claim of breach of this Consulting Agreement, or truthful statements or disclosures to Kearney, and shall not require false statements or disclosures to be made.

         7. RELEASE. Kearney agrees that, as a condition to receipt of the payments and benefits provided hereunder upon termination of Kearney's consulting relationship with the Company, Kearney will execute a release agreement, in a form reasonably satisfactory to the Company and Kearney, releasing any and all claims arising out of Kearney's consulting relationship (other than enforcement of this Consulting Agreement, Kearney's rights under any of the Company's incentive compensation and employee benefit plans and programs to which Kearney is entitled under this Consulting Agreement or otherwise, and any claim for any tort for personal injury not arising out of or related to Kearney's termination of employment or service).

         8. REMEDIES. In the event of a breach or threatened breach by Kearney of the provisions of Section 5 or Section 6 of this Consulting Agreement, the Company shall be entitled to seek an injunction restraining Kearney from violating either of said provisions, or any other remedy, including the recovery of damages from Kearney. If Kearney breaches any of the provisions of Section 5 or Section 6 of this Consulting Agreement, nothing herein shall be construed as preventing the Company from withholding any payment or payments required to be made hereunder to Kearney.

         9. ASSISTANCE IN LITIGATION. During the Consulting Term and at all times thereafter until the death or Disability of Kearney, Kearney shall, upon reasonable notice, furnish such information and proper assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it or any of its subsidiaries or affiliates is or may become a party. The Company will promptly reimburse Kearney for all reasonable business expenses and disbursements incurred by Kearney in providing such information and assistance in connection with litigation.

         10.      SUCCESSORS.

                  (a) Nonassignable by Kearney. This Consulting Agreement is personal to Kearney and, without the Company's prior written consent, shall not be assignable by Kearney otherwise than by will or the laws of descent and distribution. This Consulting Agreement shall inure to the benefit of and be enforceable by Kearney's legal representatives.

                  (b) Company Successors and Assigns. This Consulting Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

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                  (c)      Obligations of Successor. The Company shall require
any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the Company's business and/or assets to assume expressly and agree to perform this Consulting Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Consulting Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Consulting Agreement by operation of law or otherwise.

         11. NOTICES. All communications hereunder shall be in writing and delivered or mailed by registered mail to the Company at 536 East Pike Avenue, Columbus, MT 59019, Attention: Board of Directors, and to Kearney, at Regular
Mail: Private Bag X7, Suite 47, Parkview 2122, Johannesburg, South Africa or Fed Ex Address: 3 Park Manor, 109 Kerry Road, Parkview 2193, Johannesburg, South Africa unless another address has been given to the other party hereto in writing.

         12. INTERPRETATION. No provision of this Consulting Agreement may be altered or waived except in writing and executed by the other party hereto. No party shall be bound in any manner by any warranties, representations or guarantees, except as specifically set forth in this Consulting Agreement. This Consulting Agreement shall be interpreted under the laws of the State of Colorado, without regard to principles of conflicts of laws.

         13. ARBITRATION. The parties agree that any dispute or controversy arising under or in connection with this Consulting Agreement shall be submitted to and determined by arbitration in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association and agree to be bound by the decision in any such arbitration provision.

         14. OTHER BENEFITS. Nothing in this Consulting Agreement shall be interpreted as reducing or eliminating any benefits to which Kearney or Kearney's beneficiaries are entitled, without regard to this Consulting Agreement, under any plan or program of the Company following a termination of consulting services for any reason.

         15. NO DUTY TO MITIGATE. In the event of any termination of consulting services triggering benefits under this Consulting Agreement, Kearney shall be under no obligation to seek other employment, and there shall be no offset against any amounts due to Kearney under this Consulting Agreement on account of the remuneration attributable to any subsequent employment that Kearney may obtain. Any amounts due under this Consulting Agreement upon termination of consulting services are in the nature of severance payments, or liquidated damages, or both, and are not in the nature of a penalty.

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                  IN WITNESS WHEREOF, Kearney has hereunto set his hand and the
Company has caused this instrument to be duly executed as of the day and year first above written.

                                     STILLWATER MINING COMPANY

                                     By: /s/ Francis R. McAllister
                                         ---------------------------------------
                                     Name:  Francis R. McAllister
                                     Title: Chairman and Chief Executive Officer

                                     /s/ Stephen Kearney
                                     -------------------------------------------
                                     Stephen Kearney, individually

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